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Exhibit 5

        LAW OFFICES
 of McAfee & Taft
A PROFESSIONAL CORPORATION
10TH FLOOR, TWO LEADERSHIP SQUARE
211 NORTH ROBINSON
 OKLAHOMA CITY, OKLAHOMA 73102-7103
(405) 235-9621 FAX (405) 235-0439
http://www.mcafeetaft.com

September 24, 2003

Advantage Marketing Systems, Inc.
2601 Northwest Expressway, suite 1210W
Oklahoma City, Oklahoma 73112

  Re:
  2003 Stock Incentive Plan

Ladies and Gentlemen:

        Reference is made to your Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission with respect to 2,000,000 shares of common stock, $0.0001 par value per share (the "Common Stock") to be issued pursuant to the Advantage Marketing Systems, Inc. 2003 Stock Incentive Plan (the "Plan").

        We have examined your corporate records and made such other investigations as we deemed appropriate for the purpose of this opinion.

        Based upon the foregoing, we are of the opinion that:

  1.
  The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Oklahoma.

  2.
  The issuance of the Common Stock has been duly authorized by appropriate corporate action on behalf of the Company.

  3.
  When issued pursuant to the Plan, the Common Stock will be validly issued, and will be fully paid and non-assessable.

        We hereby consent to the inclusion of this opinion as an exhibit to the above mentioned Registration Statement.

                                                                                          Very Truly Yours,

                                                                                          /s/ McAfee & Taft A Professional Corporation

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  Exhibit 5